                                                                      EXHIBIT 12

                               AZTAR CORPORATION

                       RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)


                                                                                     NINE MONTHS ENDED
                                                   YEAR ENDED                      ---------------------
                                ------------------------------------------------   SEPT. 28,   SEPT. 27,
                                 1996      1997      1998      1999       2000       2000        2001
                                -------   -------   -------   -------   --------   ---------   ---------
Income/(Loss) from continuing
  operations before income
  taxes and extraordinary
  items.......................  $(2,060)  $ 2,257   $19,876   $34,351   $ 70,695   $ 62,712    $ 70,700
Fixed charges excluding
  interest expense
  capitalized.................   66,727    72,307    68,122    59,750     49,290     37,171      33,997
Amortization of previously
  capitalized interest........      974     1,048     1,048     1,041      1,041        781         781
                                -------   -------   -------   -------   --------   --------    --------
Adjusted earnings.............  $65,641   $75,612   $89,046   $95,142   $121,026   $100,664    $105,478
                                =======   =======   =======   =======   ========   ========    ========
Fixed charges:
  Interest expense............  $58,577   $62,543   $59,588   $52,763   $ 41,913   $ 31,669    $ 28,691
  Interest portion of
     rent(1)..................    8,150     9,764     8,534     6,987      7,377      5,502       5,306
                                -------   -------   -------   -------   --------   --------    --------
                                 66,727    72,307    68,122    59,750     49,290     37,171      33,997
Interest expense
  capitalized.................    4,503        --        --        --        119         --         835
                                -------   -------   -------   -------   --------   --------    --------
     Total fixed charges......  $71,230   $72,307   $68,122   $59,750   $ 49,409   $ 37,171    $ 34,832
                                =======   =======   =======   =======   ========   ========    ========
Ratio of earnings to fixed
  charges.....................       --     1.05x     1.31x     1.59x      2.45x      2.71x       3.03x
                                =======   =======   =======   =======   ========   ========    ========
Fixed charges in excess of
  earnings....................  $ 5,589
                                =======


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(1) The portion of operating lease rental expense considered to be representative of the interest factor is calculated as the actual interest expense inherent in Aztar's lease payments for its Tropicana Las Vegas property plus one-third of all other rents.